CERTIFICATE OF TRUST

OF

GUGGENHEIM ACTIVE ALLOCATION FUND

(a Delaware Statutory Trust)
This Certificate of Trust of Guggenheim Active Allocation Fund (the “Trust”), dated as of May 20, 2021, is being duly executed and filed on behalf of the Trust by the undersigned for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).
1. NAME.  The name of the statutory trust formed by this Certificate of Trust is “Guggenheim Active Allocation Fund”.
2. REGISTERED OFFICE AND REGISTERED AGENT.  The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Registered Agent of the Trust for service of process at such location is The Corporation Trust Company.
3. The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).
4. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.
    IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Amy J. Lee
Name:  Amy J. Lee
As Trustee and not individually
Address:                227 West Monroe Street
Chicago, IL  60606